11701 Mt. Holly Rd., Charlotte, NC 28214

William J. McMahon
Chief Executive Officer
(704) 812-4060

September 15, 2008

Acorn Energy, Inc.
4 W. Rockland Road
P. O. Box 4
Montchanin, DE 19710

Gentlemen,

Secondment of Joe B. Cogdell, Jr. to Acorn Energy, Inc.

In this letter:

“Acorn” means Acorn Energy, Inc.;

“CoaLogix” means CoaLogix, Inc.;

“Employment Agreement” means the employment agreement dated September __, 2008 among Joe B. Cogdell, Jr., Acorn and CoaLogix;

“Secondee” means Joe B. Cogdell, Jr.

The purpose of this letter is to set out the terms which have been agreed between Acorn and CoaLogix concerning the secondment of the Secondee to Acorn. This letter is the “Services Agreement” referenced in the Employment Agreement.

We are pleased to confirm our agreement to place the Secondee on secondment at Acorn providing services as Vice President, General Counsel and Secretary consistent with those set forth in the Employment Agreement pertaining to work by the Secondee. The secondment will commence on January 5, 2009 and, unless sooner terminated, will continue for a period corresponding with the term of the Employment Agreement.

1. Secondee’s Status

During the secondment, the Secondee will remain an employee of CoaLogix under the terms and conditions of his employment or engagement with CoaLogix. CoaLogix will pay or provide Secondee all compensation, bonus, other amounts and benefit entitlements to which he is entitled in accordance with its normal policies and procedures. Except for the stock options for 120,000 shares of common stock of Acorn referenced in the Employment Agreement, the Secondee will not be entitled to any compensation from Acorn, and he shall not be entitled to participate in any Acorn benefits or benefit plans. CoaLogix shall be responsible for all tax withholdings and other deductions required by law relating to the Secondee, and for all workers’ compensation, unemployment obligations, and other statutory obligations regarding employment relating to the Secondee.

The Secondee will during the secondment be bound by CoaLogix’s general requirements of its own employees, and CoaLogix will immediately inform Secondee that he will be subject to compliance with all of CoaLogix’s workplace conduct policies, standards and procedures.

2. Authority and Control

The Secondee will have the authority to act on behalf of Acorn in the day-to-day operations of Acorn as provided in the Employment Agreement. Secondee shall be subject to the direction of Acorn’s Chief Executive Officer with regard to the services provided to Acorn.

It is anticipated that the Secondee will be providing services to both CoaLogix and Acorn during the term of the Employment Agreement. The Secondee shall, at all times during the secondment, be under the day-to-day control of Acorn with respect to his duties for Acorn as set forth in the Employment Agreement.

3. Compensation Costs and Expenses

Acorn will reimburse CoaLogix for Secondee’s salary, benefits, vacation, training, expenses (not project related), other than bonus amounts as provided below, based on the allocation of time spent by Secondee in performing services for Acorn and CoaLogix. The initial allocation of compensation costs and expenses is that fifty (50) percent of Secondee’s compensation costs and expenses will be allocated to Acorn which will reimburse this amount to CoaLogix. This allocation will be adjusted every six (6) months based on the services provided in the previous six (6) months as agreed by the CEOs of Acorn and CoaLogix and if not agreed, will be determined by the Board of Directors of CoaLogix.

The CEO of Acorn and Acorn’s Board of Directors will set the bonus schedule for Secondee for services performed by Acorn, with the target amount being fixed at 30% of the amount of Secondee’s base salary that is allocated to Acorn. The terms will be set at the beginning of the year with the allocation of the bonus cost to Acorn to be based on the amount of service to Acorn in the prior 12 months. For the first year, the allocation will be set at fifty (50) percent and Acorn shall reimburse CoaLogix for the Secondee bonus expense allocable to Acorn.

Under the Employment Agreement, either party has the right to terminate the Secondee from employment.

In the event of an Involuntary Termination of employment, as defined in the Employment Agreement, if only one party initiates the Involuntary Termination and the other party does not agree to take full responsibility for the Secondee’s compensation costs and expenses, the party initiating the Involuntary Termination shall be solely responsible for all severance due and any other costs under the Employment Agreement. If that party is Acorn, it shall reimburse CoaLogix for any severance and other costs incurred by CoaLogix in connection with the Involuntary Termination.

If both parties agree to the Involuntary Termination, the severance and other costs shall be allocated based upon the services provided by Secondee in the prior twelve (12) months and Acorn shall reimburse CoaLogix for its allocated shares of such severance and other costs.

Costs and expenses for specific projects undertaken by Secondee on behalf of either party will be paid for by the party receiving the services and Acorn shall reimburse CoaLogix for any such costs and expenses paid by CoaLogix on specific projects of Acorn.

4. Termination of Secondment

Either CoaLogix or Acorn may terminate the secondment by giving not less than thirty days advance notice in writing to the other at any time, notwithstanding the terms of the Employment Agreement.

The secondment shall terminate automatically, without notice to either party, upon the termination of the Employment or in the event the Secondee’s employment or engagement with CoaLogix terminates for any reason. In the event such employment with CoaLogix is terminated, CoaLogix shall provide prompt notice of same to Acorn.

Acorn may terminate the secondment at any time with immediate effect by notice in writing to CoaLogix if:

•	the Secondee engages in any misconduct or other conduct which, in the reasonable judgment of Acorn, affects or is likely to affect prejudicially the interests of Acorn; or

•	the Secondee is unable properly to perform his duties by reason of ill-health, accident or otherwise for a period of thirty consecutive working days.

Termination of the secondment shall not by itself terminate the Employment Agreement.

5. Indemnities and Waivers

Acorn will indemnify CoaLogix for and against all costs, claims, liabilities and expenses which CoaLogix incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) by the Secondee arising from the performance of his duties for Acorn during the secondment, but only if and to the extent the Secondee has acted in respect of such acts, omissions or errors in accordance with the directives of Acorn and its workplace standards of conduct.

CoaLogix will indemnify Acorn for and against (i) all employment-related liabilities relating to compensation and benefits due or alleged to be due to the Secondee (whether arising out of or related to the Secondee’s employment with CoaLogix, the Secondee’s secondment to Acorn or otherwise), (ii) all damage, injury or loss caused by or resulting from any breach by CoaLogix of this Agreement or any violation by CoaLogix of any laws applicable to the secondment of the Secondee, and (iii) all costs, claims, liabilities and expenses which Acorn incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) of the Secondee during the Secondment, except for those acts or omissions during the course of and in furtherance of Secondee’s duties under the secondment that are in accordance with the directive of Acorn and its workplace standards of conduct.

6. General

Nothing in this letter shall constitute a partnership or joint venture between the parties nor have the effect of constituting the Secondee as an employee of Acorn.

The termination of the secondment as permitted in this letter shall not affect those provisions that are expressed to have continuing operation or effect after termination nor shall termination affect the waivers and indemnities contained in Section 5.

This letter sets out the entire agreement and understanding of the parties pertaining to the secondment; however, the terms of the Employment Agreement are, to the extent consistent with this letter, incorporated herein by reference. In the event of any conflict between the terms of this letter and the Employment Agreement, the terms of the Employment Agreement shall control.

The terms of this letter are governed by and construed in accordance with the laws of the State of North Carolina.

Please confirm the acceptance of Acorn to the terms of this agreement by signing where indicated below.

Yours sincerely,

/s/ William J. McMahon	Date: September 15, 2008
William J. McMahon
President & Chief Executive Officer

For and on Behalf of Acorn

/s/ John A. Moore	Date: September 15, 2008
Name: John A. Moore
President & Chief Executive Officer

Seen and Acknowledged:

/s/ Joe B. Cogdell, Jr.	Date: September 15, 2008
Name: Joe B. Cogdell, Jr.
Secondee